NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                   Vice President, Treasurer and Interim Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM


                           COLUMBUS MCKINNON ANNOUNCES
                       39% INCREASE IN OPERATING INCOME ON
                6% GROWTH IN SALES FOR THIRD QUARTER FISCAL 2006


o PRODUCTS SEGMENT SALES GREW 8% IN THE QUARTER ON CONTINUED STRENGTH IN END-USER DEMAND

o THIRD QUARTER GROSS PROFIT MARGIN INCREASED 240 BASIS POINTS FROM PRIOR YEAR TO 26.2%, REFLECTING LEAN MANUFACTURING IMPROVEMENTS AND STRATEGIC PRICING

o $40.25 MILLION OF 10% SENIOR SECURED NOTES REDEEMED IN DECEMBER WITH PROCEEDS FROM NOVEMBER STOCK OFFERING

o EXCLUDING $5.0 MILLION IN PREVIOUSLY DISCLOSED REFINANCING CHARGES FOR PARTIAL NOTES REDEMPTION, NET INCOME WOULD HAVE BEEN $6.4 MILLION, OR $0.37 PER DILUTED SHARE

o    ANTICIPATED FUTURE ANNUAL INTEREST EXPENSE SAVINGS OF $4.0 MILLION

o DEBT-TO-TOTAL CAPITALIZATION IMPROVED TO 58.6% FROM 75.0% IN SECOND QUARTER FISCAL 2006

AMHERST, N.Y., January 24, 2006 -- Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced net sales of $133.3 million for the third quarter of fiscal 2006, which ended January 1, 2006. This quarter's net sales represented a 5.9% increase over sales of $125.9 million in the third quarter of fiscal 2005 reflecting continued growth in global demand for most products, partially offset by timing and mix of conveyor project revenue. Income from operations grew $3.7 million, or 38.7%, to $13.1 million compared with last year's third quarter driven by operating leverage, lean manufacturing, operational efficiencies and improved pricing.

Net income of $1.4 million, or $0.08 per diluted share, for this fiscal year's third quarter was adversely affected by two major one-time items:

     o A $4.0 million pretax premium expense (approximately $0.23 per share) incurred upon the December 16, 2005 partial redemption of 10% Senior Secured Notes due 2010 as previously disclosed; and

     o    the   write-off   of  $1.0   million  of   deferred   finance   costs,
          (approximately   $0.06  per  share),   associated   with  the  partial
          redemption as previously disclosed.

Excluding the $5.0 million in charges associated with the partial redemption, net income would have been $6.4 million, or $0.37 per diluted share on 17.3 million shares, reflecting a $4.0 million, or 167%, increase over last year's third quarter net income of $2.4 million, or $0.16 per diluted share on 14.8 million shares.

Because the partial redemption of the notes occurred late in the third quarter, interest expense savings for the quarter were insignificant. However, going forward, as a result of its recent refinancing activities, the Company expects quarterly interest savings of approximately $1 million.

Timothy Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, "The demand for our products continues to be strong as the economic climate worldwide continues its positive trend, and as a result of our increased focus on marketing and sales in international markets. Our lean manufacturing discipline and lower cost structure also continue to provide benefits. Gross profit margin this quarter improved by 240 basis points over the prior year's quarter to 26.2%. We continue to strengthen and make significant improvements in our balance sheet that favorably position our future financial performance. Debt to total capitalization is now 58.6%, down from 75.0% at the end of our second quarter fiscal 2006, providing us with the financial flexibility to better support our global growth initiatives."

Mr. Tevens continued, "Our longer-term goal is to operate with a 30-40% debt to total capitalization level, with the flexibility to expand up to the 50-60% range for shorter time frames given the right strategic opportunities."



THIRD QUARTER REVIEW

Third quarter fiscal 2006 consolidated sales of $133.3 million were up 5.9% over the prior year and down sequentially 1.0% from the 2006 second fiscal quarter due to fewer operating days. Increased sales continue to reflect the strength in end-user demand for our products on a global basis. Products segment sales grew by $8.5 million, or 7.8%, in the third quarter of fiscal 2006 compared with the same quarter in fiscal 2005, net of a $1.1 million reduction due to currency translation. Volume contributed approximately six percentage points while price changes contributed approximately three percentage points to the year-over-year sales increase. The growth in Products sales was spread worldwide. The Solutions segment recorded a $1.1 million decline in sales compared with the year-ago quarter, of which $0.9 million was unfavorable currency translation.

The Company's effective tax rate for the fiscal 2006 third quarter was 55.1% compared with 35.1% in the fiscal 2005 third quarter. The higher effective income tax rate in fiscal 2006 reflects the partial redemption charges of $5.0 million, which reduced U.S. taxable income in the fiscal 2006 third quarter, resulting in no associated tax benefit being recorded in the quarter. The Company has approximately $93 million of fully reserved U.S. federal net operating loss carryforwards available to offset future U.S. taxable income, allowing more of its U.S.-based margin expansion to be directly reflected in net income. Based on our more normal recent levels and mix of U.S.-based and foreign taxable income, our expected effective tax rate would approximate 38% to 39%.

PRODUCTS SEGMENT

Products segment sales for the third quarter of fiscal 2006 were $117.8 million, up $8.5 million from last year's third quarter of $109.3 million. Strong global growth has driven the increase in sales in this segment. Of note, U.S. industrial capacity utilization exceeded 79% as reported for the month of December 2005 and indications are that utilization will continue to climb.
Domestic Products segment sales trends generally correlate with this key indicator of U.S. industrial strength.

Gross margin for this segment improved 210 basis points over the prior year's third quarter to 27.3%. Income from operations as a percentage of sales improved to 10.4% from 8.2% last year. Higher sales on a controlled cost base, favorable product mix and lower product liability costs drove that operating leverage.

At January 1, 2006, backlog was $46.5 million, up 1% from the backlog at the end of the prior year's third quarter. The conversion of backlog to sales for this segment can range from a few days to a few weeks, and the backlog represents approximately four to five weeks of shipments.

SOLUTIONS SEGMENT

Solutions segment sales this quarter were down $1.1 million to $15.5 million compared with the prior year's period. This segment's sales are contract-driven and variations in sales are not uncommon quarter to quarter due to the nature and timing of projects. Gross margin was 18.0%, compared with 14.9% for the prior year. Income from operations improved to 5.5% from 3.1% last year due to favorable product mix.

Backlog for this segment at quarter end was $12.8 million, down $6.8 million from last year, due to the timing on various projects. However, quoting activity remains strong and the Company's success rate is consistent with historical results. The conversion of backlog to sales for this segment can range from one to six months.


NINE-MONTH REVIEW

Net sales for the nine-month period of fiscal 2006 were $408.9 million, up 10.4%, or $38.6 million, compared with the same period of fiscal 2005. Gross profit of $106.6 million was 16.7% higher for this fiscal year's first nine months, resulting in a 140 basis point improvement in gross profit margin to 26.1%. The improved margin was the result of continued operating leverage on higher sales volume and lean manufacturing improvements. The impact of lean manufacturing can also be seen in our balance sheet, where working capital as a percentage of the latest twelve-months' sales improved to 16.8% from 22.1% year-over-year. Selling, general and administrative expenses as a percent of sales improved to 15.9%, compared with 16.3% in the prior year.

Net income for the nine-month period of fiscal 2006 was $12.0 million, up $3.6 million, or 43.5%. On a diluted per share basis, net income was $0.75 for the first nine months of fiscal 2006 (or $1.27 excluding the $0.29 charge for the third quarter partial redemption and an additional $0.23 charge for the second quarter subordinated debt refinancing), a 31.6% increase from $0.57 for the same period in fiscal 2005.

Net cash provided by operating activities was $38.5 million for the nine-month period of fiscal 2006, compared with $8.4 million for the prior year period. The increase was driven by improved profits and working capital management.

Capital expenditures for fiscal 2006 through January 1, 2006 were $4.7 million, up from $3.2 million in the prior year period. Columbus McKinnon expects capital spending for fiscal 2006 to be in the range of $6.0 to $7.0 million compared with $5.2 million in fiscal 2005. Higher capital expenditures for fiscal 2006 have been primarily directed toward new product development and productivity improvement.

OUTLOOK
-------

Mr. Tevens noted, "Sales trends in our markets remain favorable, and we continue to anticipate growth in Products segment sales in the mid-to-high single digit range. Additionally, we will continue to focus on making further improvements in working capital utilization. Our strategic objectives remain to:

     o Increase our domestic organic sales growth by introducing new products and maximizing market coverage,

     o Increase our global sales and market share by expanding our presence in emerging and existing international industrial markets,

     o Increase our profitability through lean manufacturing and facility rationalization while increasing effective capacity on a reduced manufacturing footprint,

     o Pay down debt to reduce interest expense and enhance our strategic flexibility, and

     o    Pursue strategic acquisitions and alliances."

ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.

TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for January 24, 2006 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader, "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until March 24, 2006 by dialing 1-866-356-3373. Alternatively, you may access an archive of the call until March 24, 2006 on Columbus McKinnon's web site at: http://www.cmworks.com/invrel/presentation.asp.

SAFE HARBOR STATEMENT
---------------------

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE LIKELIHOOD THAT THE COMPANY CAN UTILIZE ITS NOLS, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.



                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                              (IN THOUSANDS, EXCEPT
                         PER SHARE AND PERCENTAGE DATA)

                                                      THREE MONTHS ENDED
                                                      ------------------
                                                     1/1/06       1/2/05        CHANGE
                                                   ----------------------      --------

Net sales .......................................  $ 133,322    $ 125,913         5.9%
Cost of products sold ...........................     98,391       95,914         2.6%
                                                   ----------------------
Gross profit ....................................     34,931       29,999        16.4%
   Gross profit margin ..........................       26.2%        23.8%
Selling expense .................................     13,281       13,356        -0.6%
General and administrative expense ..............      8,392        6,918        21.3%
Restructuring charges ...........................         83          191       -56.5%
Amortization ....................................         61           78       -21.8%
                                                   ----------------------
Income from operations ..........................     13,114        9,456        38.7%
                                                   ----------------------
Interest and debt expense .......................      6,268        6,837        -8.3%
Interest and other expense (income) .............      4,177         (755)     -653.2%
                                                   ----------------------
Income from cont. ops. before income tax expense       2,669        3,374       -20.9%
Income tax expense ..............................      1,471        1,183        24.3%
                                                   ----------------------
Income from cont. ops ...........................      1,198        2,191       -45.3%
Income from disc. ops ...........................        215          214
                                                   ----------------------
Net income ......................................  $   1,413    $   2,405       -41.2%
                                                   ======================


  Average basic shares outstanding ..............     16,611       14,594        13.8%
  Basic net income per share:
     Continuing operations ......................  $    0.08    $    0.15       -46.7%
     Discontinued operations ....................       0.01         0.01
                                                   ----------------------
     Net income .................................  $    0.09    $    0.16       -43.8%
                                                   ======================


  Average diluted shares outstanding ............     17,287       14,803        16.8%
  Diluted net income per share:
     Continuing operations ......................  $    0.07    $    0.15       -53.3%
     Discontinued operations ....................       0.01         0.01
                                                   ----------------------
     Net income .................................  $    0.08    $    0.16       -50.0%
                                                   ======================



                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                              (IN THOUSANDS, EXCEPT
                         PER SHARE AND PERCENTAGE DATA)

                                                      NINE MONTHS ENDED
                                                      -----------------
                                                     1/1/06       1/2/05        CHANGE
                                                   ----------------------      --------

Net sales ......................................   $ 408,911    $ 370,282        10.4%
Cost of products sold ..........................     302,279      278,889         8.4%
                                                   ----------------------
Gross profit ...................................     106,632       91,393        16.7%
   Gross profit margin .........................        26.1%        24.7%
Selling expense ................................      40,019       38,326         4.4%
General and administrative expense .............      25,106       21,920        14.5%
Restructuring charges ..........................         320          408       -21.6%
Amortization ...................................         184          231       -20.3%
                                                   ----------------------
Income from operations .........................      40,103       30,508        34.4%
Interest and debt expense ......................      19,617       21,026        -6.7%
Interest and other expense (income) ............       5,252       (1,344)     -490.8%
                                                   ----------------------
Income from cont. ops. before income tax expense      16,134       10,826        49.0%
Income tax expense .............................       4,779        2,893        65.2%
                                                   ----------------------
Income from cont. ops ..........................      11,355        7,933        43.1%
Income from disc. ops ..........................         643          428
                                                   ----------------------
Net income .....................................   $  11,998    $   8,361        43.5%
                                                   ======================


  Average basic shares outstanding .............      15,368       14,585         5.4%
  Basic  net income per share:
     Continuing operations .....................   $    0.74    $    0.54        37.0%
     Discontinued operations ...................        0.04         0.03
                                                   ----------------------
     Net income ................................   $    0.78    $    0.57        36.8%
                                                   ======================

  Average diluted shares outstanding ...........      15,906       14,733         8.0%
  Diluted net income per share:
     Continuing operations .....................   $    0.71    $    0.54        31.5%
     Discontinued operations ...................        0.04         0.03
                                                   ----------------------
     Net income ................................   $    0.75    $    0.57        31.6%
                                                   ======================




                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                  1/1/06       3/31/05
                                                                ----------------------
                                       ASSETS
Current assets:
     Cash and cash equivalents ..............................   $  41,788    $   9,479
     Trade accounts receivable ..............................      82,059       88,974
     Unbilled revenues ......................................      11,407        8,848
     Inventories ............................................      75,078       77,626
     Prepaid expenses .......................................      13,883       14,198
                                                                ----------------------
Total current assets ........................................     224,215      199,125
Net property, plant, and equipment ..........................      53,198       57,237
Goodwill and other intangibles, net .........................     186,569      187,285
Marketable securities .......................................      25,809       24,615
Deferred taxes on income ....................................       4,353        6,122
Other assets ................................................       6,164        6,487
                                                                ----------------------
Total assets ................................................   $ 500,308    $ 480,871
                                                                ======================

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Notes payable to banks .................................   $   2,951    $   4,839
     Trade accounts payable .................................      35,137       33,688
     Accrued liabilities ....................................      54,434       51,962
     Restructuring reserve ..................................         107          144
     Current portion of long-term debt ......................         192        5,819
                                                                ----------------------
Total current liabilities ...................................      92,821       96,452
Senior debt, less current portion ...........................      75,289      115,735
Subordinated debt ...........................................     136,000      144,548
Other non-current liabilities ...............................      44,730       42,369
                                                                ----------------------
Total liabilities ...........................................     348,840      399,104
                                                                ----------------------
Shareholders' equity:
     Common stock ...........................................         182          149
     Additional paid-in capital .............................     164,016      104,078
     Retained earnings (accumulated deficit) ................       3,354       (8,644)
     ESOP debt guarantee ....................................      (4,108)      (4,554)
     Unearned restricted stock ..............................         (29)          (6)
     Accumulated other comprehensive loss ...................     (11,947)      (9,256)
                                                                ----------------------
Total shareholders' equity ..................................     151,468       81,767
                                                                ----------------------
Total liabilities and shareholders' equity ..................   $ 500,308    $ 480,871
                                                                ======================




                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOW


                                                                        NINE MONTHS ENDED
                                                                        -----------------
                                                                       1/1/06       1/2/05
                                                                     ----------------------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES:
Income from continuing operations ................................   $  11,355    $   7,933
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
     Depreciation and amortization ...............................       6,809        7,201
     Deferred income taxes .......................................       1,769        1,823
     Gain on sale of real estate/investments .....................      (1,794)           -
     Loss (gain) on early retirement of bonds ....................       6,432          (93)
     Amortization/write-off of deferred financing costs ..........       2,786        1,029
       Changes in operating assets and liabilities:
          Trade accounts receivable ..............................       6,197        2,529
          Unbilled revenues and excess billings ..................      (3,539)      (2,701)
          Inventories ............................................       2,139       (9,937)
          Prepaid expenses .......................................         321        1,990
          Other assets ...........................................        (197)        (220)
          Trade accounts payable .................................       2,141         (447)
          Accrued and non-current liabilities ....................       4,090         (694)
                                                                     ----------------------
Net cash provided by operating activities of continuing operations      38,509        8,413
                                                                     ----------------------
INVESTING ACTIVITIES:
Sale of marketable securities, net ...............................          90          957
Capital expenditures .............................................      (4,738)      (3,169)
Proceeds from sale of businesses and fixed assets ................       2,091            -
Net assets held for sale .........................................           -          375
                                                                     ----------------------
Net cash used in investing activities of continuing operations ...      (2,557)      (1,837)
                                                                     ----------------------
FINANCING ACTIVITIES:
Proceeds from stock offering/options exercised ...................      59,944            -
Net payments under revolving line-of-credit agreements ...........      (1,417)       2,906
Repayment of debt ................................................    (196,881)     (13,244)
Payment of deferred financing costs ..............................      (2,357)         (24)
Proceeds from issuance of long-term debt .........................     136,000            -
Other ............................................................         446          427
                                                                     ----------------------
Net cash used in financing activities of continuing operations ...      (4,265)      (9,935)
EFFECT OF EXCHANGE RATE CHANGES ON CASH ..........................         (21)         454
                                                                     ----------------------
Net cash provided by (used in) continuing operations .............      31,666       (2,905)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS .....................         643          428
                                                                     ----------------------
Net change in cash and cash equivalents ..........................      32,309       (2,477)
Cash and cash equivalents at beginning of period .................       9,479       11,101
                                                                     ----------------------
Cash and cash equivalents at end of period .......................   $  41,788    $   8,624
                                                                     ======================



                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA
($ IN THOUSANDS)
                                                                  QUARTER ENDED    QUARTER ENDED         %
                                                                     1/1/06           1/2/05          CHANGE
                                                                  ------------------------------------------
PRODUCTS
    Net sales ....................................................   $117,850         $109,309          7.8%
    Gross profit .................................................     32,142           27,533         16.7%
           Margin ................................................       27.3%            25.2%
    Income from operations .......................................     12,269            8,936         37.3%
           Margin ................................................       10.4%             8.2%

SOLUTIONS
    Net sales ....................................................   $ 15,472         $ 16,604         -6.8%
    Gross profit .................................................      2,789            2,466         13.1%
           Margin ................................................       18.0%            14.9%
    Income from operations .......................................        845              520         62.5%
           Margin ................................................        5.5%             3.1%

CONSOLIDATED
    Net sales ....................................................   $133,322         $125,913          5.9%
    Gross profit .................................................     34,931           29,999         16.4%
           Margin ................................................       26.2%            23.8%
    Income from operations .......................................     13,114            9,456         38.7%
           Margin ................................................        9.8%             7.5%

                                                                    NINE-MONTHS      NINE-MONTHS         %
                                                                   ENDED 1/1/06     ENDED 1/2/05      CHANGE
                                                                   -----------------------------------------
PRODUCTS
    Net sales ....................................................   $362,405         $326,847         10.9%
    Gross profit .................................................     99,027           84,583         17.1%
           Margin ................................................       27.3%            25.9%
    Income from operations .......................................     39,089           29,195         33.9%
           Margin ................................................       10.8%             8.9%

SOLUTIONS
    Net sales ....................................................   $ 46,506         $ 43,435          7.1%
    Gross profit .................................................      7,605            6,810         11.7%
           Margin ................................................       16.4%            15.7%
    Income from operations .......................................      1,914            1,313         45.8%
           Margin ................................................        4.1%             3.0%

CONSOLIDATED
    Net sales ....................................................   $408,911         $370,282         10.4%
    Gross profit .................................................    106,632           91,393         16.7%
           Margin ................................................       26.1%            24.7%
    Income from operations .......................................     41,003           30,508         34.4%
           Margin ................................................       10.0%             8.2%

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



                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA


                                        JANUARY 1, 2006   JANUARY 2, 2005
                                        ---------------   ---------------
Backlog (in thousands)
    Products segment ..................    $  46,534        $  46,026
    Solutions segment .................       12,796           19,558

Trade accounts receivable -
    Days sales outstanding ............         56.0             60.4

Inventory turns per year (based on
    cost of products sold) ............          5.2x             4.7x
    Days per turn .....................         69.6             77.3

Trade accounts payable -
    Days payables outstanding .........         32.5             29.0


Working capital as a % of total sales .         16.8%            22.1%
Debt to total capitalization percentage         58.6%            78.6%






                 SHIPPING DAYS BY QUARTER
                 ------------------------

                 Q1        Q2         Q3        Q4
                 --        --         --        --
  FY06           65        63         58        65
  FY05           65        63         58        63







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